Exhibit 2.3

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 31, 2007 by and among EOIR HOLDINGS LLC, a Delaware limited liability company (“Purchaser”), E-OIR TECHNOLOGIES, INC., a Virginia corporation (“Company”), and TECHNEST HOLDINGS, INC., a Nevada corporation (“Seller”).

WHEREAS, Purchaser, Seller and Company entered into a Stock Purchase Agreement as of September 10, 2007 (the “Original Agreement”), which the parties now wish to amend;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.  Section 2.1(a)(ii) of the Original Agreement is hereby amended by deleting the existing Section 2.1(a)(ii) and replacing it in its entirety with the following:

“(ii)            if the Closing (as defined in Section 2.2) occurs after October 31, 2007, an amount equal to (x) Fifty Thousand and 00/100 Dollars multiplied by a fraction, the numerator of which shall equal the number of days between October 31, 2007 and the Closing Date and the denominator of which shall equal thirty (30), minus (y) Fifty Thousand and 00/100 Dollars (“Accelerated Purchase Amount”); plus”

SECTION 2.  Seller’s disclosures to Purchaser concerning the rationale for inclusion in the legal opinion of Foley Hoag LLP of the assumption regarding Seller’s Certificate of Designation do not constitute an amendment to the Disclosure Schedules or a waiver of the right of Purchaser to rely fully upon the representations and warranties of Seller and Company relating thereto contained in the Original Agreement.

SECTION 3.  Except as modified hereby, the Original Agreement remains in full force and effect and is hereby ratified and confirmed.  The Original Agreement shall, together with this Amendment, be read and construed as a single document.

SECTION 4.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.  Signatures transmitted via facsimile shall be deemed originals for purposes of this Amendment.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, legal representatives and heirs.

IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the day and year first above written.

PURCHASER:

EOIR HOLDINGS LLC

By: EOIR Holdings Management LLC

By: /s/ Mark G. Mykityshyn, Ph. D.

Name: Mark G. Mykityshyn, Ph. D.

Title: Managing Member

(Signatures continue on following page.)

COMPANY:

EOIR TECHNOLOGIES, INC.

By: /s/ Gino Pereira

Name: Gino Pereira

Title: Chief Financial Officer

SELLER:

TECHNEST HOLDINGS, INC.

By: /s/ Gino Pereira

Name: Gino Pereira

Title: Chief Financial Officer